NEWS BULLETIN                                  Re:  ALYN CORPORATION
                                                    16761 Hale Avenue
From:    The Financial Relations                    Irvine, California  92606
          Board, Inc.                               NASDAQ: ALYN


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FOR FURTHER INFORMATION:

AT THE COMPANY:                 AT THE FINANCIAL RELATIONS BOARD:
Walter R. Menetrey              Karen Taylor          Moira Conlon
Chief Operating Officer         General Information   Investor/Analyst Contact
(714) 475-1525                  (310) 442-0599        (310) 442-0599

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FOR IMMEDIATE RELEASE
MAY 14, 1997

           ALYN CORPORATION SIGNS EXCLUSIVE AGREEMENT WITH TRUE TEMPER
                     SPORTS FOR BORALYN(R) GOLF CLUB SHAFTS


IRVINE, CA, May 14, 1997 -- Alyn Corporation (NASDAQ: ALYN), producer of high performance Boralyn(R) and other proprietary advanced metal matrix composite materials, announced today the signing of an exclusive customer agreement with True Temper Sports for Boralyn(R)-based golf club shafts.

Under the multi-year agreement, True Temper Sports will manufacture golf club shafts from Alyn's proprietary material Boralyn(R). Over the term of the agreement, True Temper has agreed to purchase material quantities of Boralyn(R) in order to remain the exclusive worldwide customer for golf shaft production. The first shipment of these innovative shafts is expected in the fourth quarter of 1997. True Temper Sports, a wholly owned subsidiary of the Black & Decker Corporation, is the largest producer of golf club shafts throughout the world and is consistently the number one shaft used on the PGA Tour, surpassing all other shaft companies combined.

Robin A. Carden, Alyn's President and CEO, remarked, "The agreement with True Temper Sports is a significant milestone for Alyn Corporation. We are thrilled that a company with such a presence in the golf shaft market views Boralyn(R) as an exciting new material. Boralyn(R) will provide golfers with a strong, lightweight shaft with excellent `feel'. By combining this new agreement with our existing agreement with Taylor Made Golf for Boralyn(R) metalwood heads, Alyn's presence in the high-end golf market has been greatly enhanced."


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Alyn Corporation designs, develops, manufactures and markets consumer and industrial products utilizing its high performance Boralyn(R) material and other proprietary advanced metal matrix composite materials for a variety of selected markets.

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by regulatory and other factors beyond the Company's control. Important factors that the Company believes might cause such differences are discussed in the cautionary statements accompanying the forward-looking statements in the Annual Report on Form 10-K and in the risk factors detailed in the Company's Prospectus, dated October 22, 1996, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, readers are urged to read carefully all cautionary statements contained in those filings with the Securities and Exchange Commission.


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